EXHIBIT 10.25
EMPLOYEE INVENTION AGREEMENT
This EMPLOYEE INVENTION AGREEMENT (this “Agreement”), dated April 29, 2005 is made between HazTrain, Inc., a Maryland corporation having a principal place of business at 10485 Theodore Greene Blvd., White Plains, MD 20695 (hereinafter “Company”) and Timothy J. Czysz, residing at 14707 Banks O’Dee Road, Newburg, MD 20664 (hereinafter “Employee”).
A. The Company has offered Employee employment as an at-will employee of Employer to perform certain job functions as described in the employee’s offer letter and/ or as given to Employee from time to time by Employee’s supervisor.
B. During the course of Employee’s employment with the Company, the Employee may be involved in research, development, design and manufacture of various products, works, processes, and the like, and as a result of such employment, Employee may make discoveries, conceptions, designs, innovations, improvements, or inventions (hereinafter referred to as “Inventions”), whether patentable or unpatentable, and/or create copyrightable subject matter (hereinafter referred to as “Copyrightable Works”) and, in fact, is likely to do so.
C. One purpose of Employee’s employment by the Company is that Employee shall, if possible, make Inventions and/or create Copyrightable Works, and in furtherance of that purpose and other purposes of Employee’s employment, the Company may make available to Employee confidential technical and business information, including trade secrets, on which Company’s business depends.
     NOW, THEREFORE, in consideration of Employee’s employment and continued employment by Company, the Employee covenants and agrees with the Employer as follows:
     1. During or subsequent to the period of Employee’s employment with the Company, the Employee will promptly and fully disclose to the Company all Inventions conceived or reduced to practice by the Employee, alone or jointly with others, during the period of the Employee’s employment with the Company, and all Copyrightable Works created by the Employee, alone or jointly with others, during such period. The Employee shall also promptly provide the Company with all records or documents pertaining to any such Inventions and/or Copyrightable Works. Except as provided in Section 2, the Employee will and hereby does assign to the Company all of the Employee’s right, title and interest in such Inventions, and in any patents or patent applications directed to such Inventions, and the Employee hereby acknowledges that such Copyrightable Works are “works made for hire” under the copyright laws, and if for any reason such Copyrightable Works are adjudged not “works made for hire,” the Employee will and hereby does assign to the Company all of the Employee’s right, title and interest in such Copyrightable Works and in all copyrights therein. During or subsequent to the period of the Employee’s employment with the Company, the Employee will assist the Company and the Company’s attorneys, without further compensation but at no expense to the Employee, to file and obtain patents in the Untied States and in foreign countries on any such Inventions and file for registration of copyrights to any such Copyrightable Works, including executing necessary documents and assignments. The Employee shall further render assistance to the Company and the Company’s attorneys in any administrative proceeding (including, without limitation, proceedings with respect to patent and copyright applications and interferences) and in any judicial proceeding pertaining to the Inventions and/or Copyrightable Works referred to herein.

Timothy J. Czysz	Employee Initials: ___
HazTrain, Inc.
Employee Invention Agreement

     2. The Employee’s obligations under Section 1 hereof does not obligate the Employee to assign to the Company any Invention or Copyrightable Work that, in the reasonable judgment of the Company, does not relate to the business, research, development, design or manufacturing or non-manufacturing efforts in which the Company is engaged during the period of the Employee’s employment, or reasonably expects to be engaged.
     3. All proprietary, confidential and other sensitive information of the Company and its affiliates that the Employee becomes aware of or has access to during the term of the Employee’s employment with the Company shall be governed by the terms of the Employee Non-Disclosure and Proprietary Information Agreement executed and delivered by the Employee to the Company.
     4. If the Employee breaches any of the covenants contained in this Agreement, it is specifically understood and agreed that the Company would suffer irreparable injury and shall for that reason be entitled, in addition to any other remedies which it may have, to equitable relief by way of injunction or otherwise.
     5. The Employee’s obligations hereunder may not be changed or modified, released, discharged, waived, abandoned, or terminated, in whole or in part, except by an instrument in writing signed by an authorized officer of the Company.
     6. If any provision of this Agreement is held by a court of competent jurisdiction to be contrary to law by reason of the extent, duration, scope or other restriction therein, the Employee and the Company contemplate that such provision shall be construed by the court with limitations on the extent, duration, scope or other restriction so as to be enforceable in accordance with this Agreement. In any event, the remaining provisions of this Agreement will remain in full force and effect.
     7. No waiver by the Company of any breach or non-performance of any obligation of the Employee under this Agreement shall be deemed to be a waiver of any other breach of the same or different obligation of the Employee under this Agreement
     8. This Agreement shall be construed, applied and governed in all respects by the laws of the State of Maryland, United States of America, for contracts executed and wholly performed therein without regard to conflicts of law principles.
     9. This Agreement shall inure to the benefit of and be binding upon the heirs, personal representatives, successors and assigns, of the parties hereto.
     11. Except as set forth in Appendix I attached hereto, the Employee has no agreements with, or obligations to, others in conflict with the foregoing, and the Employee does not own or have any interest in any patents, patent applications or unpatented inventions.
     12. This is the entire agreement between the Employee and the Company regarding the subject hereof and supersedes all prior agreements or understandings pertaining thereto.
     13. The Employee acknowledges and represents that the Employee has had opportunity to review this Agreement (with counsel, if so desired) and that the Employee understands the terms of this Agreement and the Employee’s obligations hereunder.

Timothy J. Czysz	Employee Initials: ___
HazTrain, Inc.
Employee Invention Agreement

IN WITNESS WHEREOF, the Company and Employee have executed this Employee Invention and Non-Competition Agreement as of the date first above written.

EMPLOYER:	HazTrain, Inc.

	By:	/s/ Eric S. Galler

	Name:	Eric S. Galler

	Title:	Secretary

EMPLOYEE:	By:	/s/ Timothy J. Czysz

	Name:	Timothy J. Czysz

Timothy J. Czysz	Employee Initials: ___
HazTrain, Inc.
Employee Invention Agreement

APPENDIX I
[List any items which are exceptions under paragraph 11 (agreements with or obligations to others in conflict with Employee’s obligations under this Agreement, and any copyrights, patents, patent applications and unpatented inventions which Employee owns or in which Employee has an ownership interest) ]

Timothy J. Czysz	Employee Initials: ___
HazTrain, Inc.
Employee Invention Agreement
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